EXHIBIT 99.1

PRESS RELEASE

Wanda Group to Acquire AMC Entertainment Holdings, Inc.
Would create the largest global cinema owner

BEIJING, China and KANSAS CITY, Mo., May 20, 2012 -- Dalian Wanda Group Co., Ltd. (“Wanda”), a leading Chinese private conglomerate and China’s largest investor in cultural and entertainment activities, and AMC Entertainment Holdings, Inc. (“AMC”), a preeminent U.S. movie exhibitor, today announced that they have signed an agreement under which Wanda will acquire AMC, creating the world’s largest cinema owner. The transaction is valued at approximately US$2.6 billion.

Wang Jianlin, Chairman and President of Wanda, said, “This acquisition will help make Wanda a truly global cinema owner, with theatres and technology that enhance the movie-going experience for audiences in the world’s two largest movie markets. Wanda has a deep commitment to investing in the entertainment business and is already the largest in this sector in China, with more than US$1.6 billion invested in cultural and entertainment activities since 2005. We share with AMC a passion for the growth of the worldwide movie industry. We look forward to partnering with AMC’s management team and employees to build on the many strengths of the company.”

Gerry Lopez, Chief Executive Officer and President of AMC, said, “As the film and exhibition business continues its global expansion, the time has never been more opportune to welcome the enthusiastic support of our new owners. Wanda and AMC are both dedicated to providing our customers with a premier entertainment experience and state-of-the-art amenities and share corporate cultures focused on strategic growth and innovation. With Wanda as its partner, AMC will continue to seek out new ways to expand and invest in the movie-going experience.”

As part of the transaction, Wanda intends to invest up to an additional US$500 million in AMC over time to fund AMC’s strategic and operating initiatives. Wanda has reached an agreement to secure the employment of AMC’s management team. AMC currently has approximately 18,500 employees. The transaction is not expected to have an impact on employee levels at AMC. AMC’s headquarters will remain in the Kansas City metropolitan area and day-to-day operations, including the process for film programming, will remain unchanged.

Wanda is a private conglomerate operating solely in China, with US$16.7 billion in annual revenue and US$35 billion in assets, that focuses on five major areas, including commercial properties, luxury hotels, tourism investment, department stores and cultural businesses. Its portfolio includes 86 theatres and a total of 730 screens as well as large-scale stage show, film production and distribution, entertainment chains and Chinese calligraphy and painting collections.

AMC operates 346 multiplex theatres mostly located in major metropolitan markets in North America, and a total of 5,034 screens, including 2,336 3-D screens and 128 IMAX screens, making it the world’s largest operator of IMAX screens. Approximately 200 million people watched movies in AMC theatres in 2011. Privately held AMC’s ownership group includes Apollo Global Management, Bain Capital, the Carlyle Group, CCMP Capital Advisors and Spectrum Equity Investors. Upon closing of the transaction, AMC will become a wholly owned subsidiary of Wanda.

Wanda has provided to AMC financing commitments to fully finance the transaction. The consummation of the transaction is subject to customary closing conditions and the receipt of U.S. and China regulatory approvals.

In connection with this transaction, Ernst & Young LLP has served as advisor and Davis, Polk & Wardwell LLP has served as legal counsel to Wanda; Citigroup Global Markets Inc. has served as financial advisor and Weil, Gotshal & Manges LLP has served as legal counsel to AMC.

# # #

ABOUT THE DALIAN WANDA GROUP CO., LTD.
The Dalian Wanda Group is a leading Chinese private conglomerate that operates in five major businesses, including commercial properties, luxury hotels, tourism investment, cultural industries and department stores, Wanda has been making significant cultural and entertainment investments since 2005. Its interests include central cultural districts, large-scale stage shows, film production and distribution, entertainment chains, and Chinese calligraphy and painting collection. With more than US$1.6 billion invested in cultural and entertainment activities, Wanda has become China’s largest enterprise investor in that sector.

ABOUT AMC ENTERTAINMENT HOLDINGS, INC.
AMC Entertainment Holdings, Inc. delivers distinctive and affordable movie-going experiences in 346 theatres with 5,034 screens primarily in the United States and Canada. The company operates 23 of the 50 highest grossing theatres in the country, including the top three. AMC has propelled industry innovation and continues today by delivering premium sight and sound, enhanced food and beverage and diverse content. www.AMCTheatres.com.

MEDIA CONTACTS

The Dalian Wanda Group
Fleishman Hillard US
Jeremy Jacobs: 212-453-2498
jeremy.jacobs@fleishman.com

Fleishman Hillard Hong Kong
Pamela Leung: 852-25609675
pamela.leung@fleishman.com

Fleishman Hillard China
Winter Wright:  86-10-5775-5960
winter.wright@fleishman.com

AMC Entertainment Holdings, Inc.
Rubenstein Communications
Susie Arons: 212-843-8033 or 917-751-1776
sarons@rubenstein.com